UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2018

Mitek Systems, Inc.
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-35231	87-0418827
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 B Street, Suite 100 San Diego, California		92101
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (619) 269-6800

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 8.01. Other Events.
On December 11, 2018, Mitek Systems, Inc. (“Mitek” or the “Company”) is releasing the following statement to its shareholders.

To Our Fellow Shareholders,

As you know, on November 5, 2018, Mitek’s Board rejected ASG Technologies Group’s initial non-binding, unsolicited proposal to acquire Mitek for $10 per share. The Board agreed that this proposal substantially undervalued the Company and its prospects for continued growth and value creation. In connection with our response, we outlined at length (see Attachment A) Mitek’s value proposition, including Mitek’s record FY2018 revenues, consistent profitability and the rapid growth of our strategic identity business, which grew 69% last year.

Following this announcement, in the spirit of open, constructive engagement and with a focus on exploring all opportunities to deliver value for shareholders, Mitek’s CEO, Chairman and its General Counsel, along with our financial advisor, met in person with the ASG team for over 90 minutes to discuss Mitek’s value drivers and the reasons why Mitek is worth significantly more than ASG’s proposal. During that meeting, we also made it clear to ASG that we remain open to a transaction at the right price.

Without further engagement, ASG’s affiliate, Elliott Management, released a public letter on November 20, attacking the Mitek Board and mischaracterizing the Company’s engagement efforts.

On November 26, 2018, ASG reconsidered and instead delivered a letter to our Board presenting a revised non-binding proposal to acquire Mitek for $11.50 per share. On that same day, Elliott requested from the Company the paperwork needed for Elliott to nominate individuals to the Board at the Company’s 2019 annual meeting. The Board, in consultation with our financial and legal advisors, reviewed the revised proposal and determined that this proposal undervalues Mitek as well and is therefore not in the best interest of all shareholders. The Board remains confident that Mitek’s current strategy and its strong management team will deliver meaningfully more value to Mitek’s shareholders.

Nonetheless, following the receipt of ASG’s revised proposal, Mitek offered ASG the opportunity to access preliminary diligence, on a confidential, non-exclusive basis, to provide them an opportunity to increase their offer price. We requested that ASG and Elliott agree to a confidentiality agreement, including a customary standstill, to prevent the misuse of the Company’s confidential and proprietary information. Further, to demonstrate its good faith the Company also offered to provide an agreed list of specific key diligence items pursuant to the confidentiality agreement, as well as making a number of other concessions which ASG and Elliott requested.

What we could not agree with was ASG’s and Elliott’s insistence on maintaining the ability over the next few months to threaten a proxy fight and otherwise pursue a hostile campaign against the Company – even after potentially receiving confidential information. Given our good faith and diligent efforts, it is reasonable to expect a similar willingness to constructively engage without the threat of costly and distracting campaigns and with assurance that our confidential and proprietary information will not be misused.

Moreover, rather than constructively engaging with the Company, ASG and Elliott instead submitted director nominations to replace Mitek’s Board. Mitek will review these nominations and respond in due course. However, Mitek believes that this action is a thinly-veiled attempt to take control of the Mitek Board in order to ultimately acquire Mitek in a manner that is beneficial to ASG/Elliott, but at a price that significantly undervalues Mitek.

In short, Elliott (and ASG) are acting solely in their own interest and against the interests of Mitek’s other shareholders, and trying to distract from their self-serving agenda:

•
Excluding other buyers. Elliott/ASG are insisting that we sign an agreement to interact with ASG as an exclusive buyer. Given the number of other parties that have expressed interest in Mitek, there is no reason for ASG to get exclusive treatment (other than reasons that solely benefit ASG).

•
Stealth accumulations. To try to get an undue advantage over other potential buyers, Elliott/ASG has accumulated derivatives and stock in Mitek. They would like to increase that advantage by acquiring more shares, without regard to the loss of valuable net operating losses that benefit all Mitek shareholders. This is all part of their comprehensive campaign to acquire Mitek at a discounted price.

•
Proxy fight threats. Instead of signing a standard form confidentiality agreement, Elliott/ASG want the ability to threaten and pressure Mitek even if Mitek provides them confidential information and engages in good faith. It is not in Mitek shareholders’ best interests for Mitek to allow Elliott/ASG to threaten Mitek while it considers potential acquisition interest.

•
Unsupported claims of entrenchment. Mitek met with ASG/Elliott and offered to sign a standard confidentiality agreement with them (including specifying items of due diligence that we would provide). Being willing to engage in good faith subject to customary terms can hardly be characterized as entrenchment. In addition, Mitek shareholders can act by written consent and call special a meeting of shareholders at any time, and Mitek does not have a classified board. Thus, our entire board is subject to removal at any time if the shareholders believe that is in their best interests.

The Mitek Board remains singularly focused on creating and protecting value for our shareholders. The Board is comprised of independent directors with substantial transaction experience and track records of delivering shareholder value, including 4 new independent directors in the past 4 years. Mitek’s Board members have collectively approved over a dozen M&A transactions with a total value well in excess of $15 billion combined. While we see significant value in our current strategy, we remain open to considering and engaging with any potential buyer offering appropriate value for the Company on customary terms – and remain open to further constructive and good faith discussions with ASG and Elliott.

The Mitek Board and management team appreciate the dialogue we have had with, and the input that we have received from, Mitek shareholders and we look forward to continuing to work for Mitek shareholders moving forward.

Regards,

Bruce Hansen Chairman of the Board Mitek Systems, Inc.	Max Carnecchia Chief Executive Officer Mitek Systems, Inc.

Attachment A

The below is an excerpt from Mitek’s press release dated November 5, 2018, titled “Mitek System’s Board of Directors Unanimously Rejects Unsolicited Proposal from ASG Technologies”

“Mitek’s Substantial Upside and Value Opportunity

•
Organic compound annual growth above 30% over the last three fiscal years, driven by Mitek’s proven ability to develop innovative mobile image capture technology and build significant share within both the mobile deposit and ID verification markets.

•
Substantial future upside – Mitek expects to grow revenues 31-35% in 2019, while concurrently improving overall profitability and delivering targeted profit margins of 18-20%, and continuing to grow rapidly in the future.

•
Opportunity to dominate the growing market of Identity Verification – which is expected to grow to $16.6 billion by 2022[1] – with leading IP and technology, unique installed base of customers and expertise in operating in a regulated environment.

◦	Mitek’s Mobile Verify ID verification solution is succeeding in the market, as demonstrated by 4Q 2018 – our largest quarterly revenue ever and 79% year over year growth.

•	Significant scarcity value as one of the few high-growth, profitable, pure-play mobile data capture and identity verification companies of scale.

•	Additional opportunities for growth including:

◦	Extending our leadership position in Mobile Deposit, making Mitek the global standard in check imaging across all channels: mobile, RDC, ATM and branch.

◦	Rapidly growing market share in identity verification, both organically and through the continued integration of ICAR and A2iA, and by serving customers across different geographies.

◦	Transforming the Company into a cloud-based provider and increasing the velocity of that business to better serve our enterprise customers.

◦	Growing technological capabilities and global market share through selective, disciplined investments and building on our track record of successfully executing acquisitions, including A2iA and ICAR.

Our Momentum is Strong, Including Our Recently Announced Year-End Results

•	Record revenues of nearly $64 million for FY2018, representing 40% growth and a CAGR of 38% since 2012.

•	Non-GAAP net income of $11 million, with non-GAAP profit margins of 17% for FY2018, which resulted in our 19th consecutive quarter of non-GAAP profitability.

•	Our strategic ID business grew 69% in fiscal year 2018, highlighting the significant growth opportunity ahead.”

[1]	April 2017 MarketsandMarkets Report, Consumer IAM Market - Global Forecast

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Mitek Systems, Inc.

December 11, 2018	By:	/s/ Jason Gray
Jason Gray
Chief Legal Officer